UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 11, 2006

INTERNATIONAL RECTIFIER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7935	95-1528961
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 KANSAS STREET, EL SEGUNDO, CALIFORNIA		90245
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 310-726-8000

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)           On May 11, 2006, International Rectifier Corporation (the “Company”), concluded that the Company’s consolidated statements of cash flows for the three months ended September 30, 2005 and for the six months ended December 31, 2005 included in its Quarterly Reports on forms 10-Q for the quarterly periods ended September 30, 2005 and December 31, 2005 required restatement for the correction of an error and as such those financial statements should not be relied upon.

After reviewing its accounting for share-based payment awards pursuant to Statement of Financial Accounting Standards No. 123R, “Share-Based Payments,”  the Company determined, as described below, that it should correct the classification in its consolidated cash flow statements for the excess tax benefits generated from the exercise of stock options.  In the first and second quarters of fiscal 2006 the Company had presented these excess tax benefits as operating cash flows, while SFAS 123R requires their presentation as financing cash flows.

The Company intends to file amended Quarterly Reports on Form 10-Q/A for the quarterly periods ended September 30, 2005 and December 31, 2005 in order to correctly classify these amounts as part of cash flow from financing activities.  For the three months ended September 30, 2005 and six months ended December 31, 2005, the excess tax benefit from options exercised was $4.1 million and $4.3 million, respectively.  As a consequence of such change, net cash provided by operating activities will be reduced by $4.1 million and $4.3 million for the three months ended September 30, 2005 and the six months ended December 31, 2005, respectively, and net cash provided by financing activities will be increased by such amounts.  The change in classification does not affect the overall net change in cash and cash equivalents for these periods.

This change in cash flow presentation of excess tax benefit from options exercised has no effect on the unaudited consolidated statements of income for the three months ended September 30, 2005 or for the three or six months ended December 31, 2005, and has no effect on the unaudited consolidated balance sheets as of September 30, 2005 or December 31, 2005.

The Company does not believe that this correction will impact its previously announced earnings and financial position for the quarter ended March 31, 2006.

In the Company’s Quarterly Reports on Form 10-Q for each of the quarterly periods ended September 30, 2005 and December 31, 2005 management originally reported that the Company’s disclosure controls and procedures were effective as of each of those dates. In the light of the restatement discussed above, the Company has reassessed the effectiveness of its disclosure controls and procedures as of those dates and has concluded that its disclosure controls and procedures were not effective as of those dates due to the material weakness discussed below.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that material misstatement of the annual or interim financial statements will not be prevented or detected.

As of September 30, 2005, December 31, 2005 and March 31, 2006, the Company did not maintain effective controls over preparation, review and presentation of its consolidated statement of cash flows.  Specifically, the controls were not effective to ensure that cash flows from the excess tax benefit from stock option exercises were presented as cash flows from financing activities in the consolidated statement of cash flows in accordance with generally accepted accounting principles.  This control deficiency resulted in the restatement of the Company's interim consolidated financial statements for the first and second quarters of fiscal 2006 and a correction of classification to its interim consolidated financial statements for the third quarter of fiscal 2006.  In addition, this control deficiency could result in misstatement of the Company's cash flows from operating activities and cash flows from financing activities that would result in a material misstatement to the Company's annual or interim statement of consolidated cash flows that would not be prevented or detected.  Accordingly the Company's management has determined that this control deficiency constitutes a material weakness.  During the fourth quarter of fiscal 2006, the Company is implementing enhanced procedures and controls which include improved training and review processes to ensure proper preparation, review, presentation and disclosure of amounts included in its consolidated statement of cash flows.

The Chairman of the Company’s Audit Committee and the Company’s Chief Financial Officer have discussed the matters disclosed in this filing with PricewaterhouseCoopers, the Company's independent registered public accounting firm.

Item 7.01               Regulation FD Disclosure

On May 15, 2006, the Company issued a press release announcing the matters discussed in Item 4.02 above.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.  The furnishing of the information in this Item 7.01 of this Current Report is not intended to and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Item 7.01 contains is material investor information that is not otherwise publicly available.

Item 9.01.              Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description

99.1	Press release dated May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL RECTIFIER CORPORATION

Date: May 15, 2006	By:	/s/ DONALD R. DANCER
		Name:	Donald R. Dancer
		Title:	Secretary and General Counsel